                             NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Mickey Foster
Vice President
Corporate and Investor Relations
(732) 933-5140

Millennium Chemicals Anticipates Second Quarter Earnings
Comparable to the First Quarter, and Below Analysts' Estimates

-- $300 Million Bank Facility Oversubscribed --

London, England, and Red Bank, New Jersey, June 4, 2001 - Millennium Chemicals Inc. (NYSE-MCH) (“Millennium”) announced today that it expects the second quarter's results, excluding non-recurring items, to be similar to the first quarter's results, which was a loss of ($0.11) per share, excluding non-recurring items. Millennium expects to release second quarter results on Tuesday, July 24, 2001.

Millennium also announced today that its new $300 million, five-year, secured credit facility described in its press release dated May 25, 2001, has been significantly oversubscribed. The new credit facility and an additional financing are expected to close in June and will refinance the current $500 million, five-year revolving bank credit agreement.

William M. Landuyt, Chairman and Chief Executive Officer of Millennium, said, “The projected second quarter shortfall from analysts' earnings expectations is due to weaker than anticipated demand and pricing for titanium dioxide and Equistar's principal products, ethylene and polyethylene. Acetyls has returned to profitability with lower natural gas costs in the second quarter compared to the first quarter. Our fragrance and flavor chemicals profitability is expected to be slightly below first quarter levels.”

Bill Landuyt continued, “Millennium is committed to dealing with these difficult times in an aggressive manner. Our focus is on reducing debt, streamlining the cost structure at our existing operations, optimizing cash flow from our more mature businesses, and continuing to improve capital efficiency. Specific initiatives to intensify execution on those objectives are currently being put in place. The successful start to our credit agreement refinancing is a welcome endorsement of our plan forward.”

TITANIUM DIOXIDE
The Titanium Dioxide (TiO2) segment reported first quarter EBITDA of $50 million. EBITDA in the second quarter is expected to be lower because of lower prices and the late start of the U.S. spring coatings season, which typically begins in March. The U.S. market is beginning to see a lower-than-normal seasonal recovery and Europe remains weak. Worldwide sales volumes began to pick up in May, and were up 10 percent over April. Second quarter TiO2 sales volumes are expected to be equal to or slightly above first quarter volumes, which were 154,600 metric tons. We expect third quarter sales volumes to increase over second quarter levels given the late start of the coatings season. Average worldwide TiO2 prices in the second quarter will decline from first quarter levels as a result of the drop in the value of the euro and the real relative to the U.S. dollar, the economic slowdown and general customer cautiousness about purchasing decisions. In addition, to control inventory levels, Millennium is reducing production volumes to match demand, which results in higher manufacturing costs per ton. Millennium currently expects third quarter EBITDA in TiO2 to improve from second quarter levels.

ACETYLS
The Acetyls segment reported first quarter EBITDA of $2 million. EBITDA in the second quarter is expected to improve significantly primarily because of lower natural gas costs in the second quarter versus the first quarter. In addition, the acetyls segment has hedged a majority of its natural gas requirements should natural gas prices increase in the summer and winter months of 2001.

FRAGRANCE AND FLAVOR CHEMICALS
The Fragrance and Flavors Chemicals segment reported first quarter EBITDA of $6 million. The market for fragrance chemicals remains competitive and pricing remains under pressure. We expect this difficult market climate to continue for the remainder of the year. EBITDA for the second quarter is expected to be slightly below first quarter results.

EQUISTAR
Millennium's 29.5 percent stake in Equistar reported a first quarter post-interest equity loss, excluding non-recurring items, of ($18) million. The second quarter post-interest equity loss is expected to improve slightly from first quarter levels. Polyethylene prices in the second quarter have declined after peaking in March and April. Ethylene prices have also declined in the second quarter from the first quarter due to weak demand and available industry capacity. However, heavy liquid and natural gas liquids' feedstock prices have decreased in the second quarter from first quarter levels.

Millennium Chemicals (website: www.millenniumchem.com) is a major international chemicals company, with leading market positions in a broad range of commodity, industrial, performance and specialty chemicals.

Millennium Chemicals Inc. is:

  The second-largest producer of TiO2 in the world and a leading producer of titanium tetrachloride, and other products, including cadmium/selenium pigments and silica gel;
  The second-largest producer of acetic acid and vinyl acetate monomer in North America, and through its partnership interest in La Porte Methanol Company, LP, a partner in a leading U.S. producer of methanol;
  A leading producer of fragrance chemicals; and,
  Through its partnership interest in Equistar Chemicals, LP, a partner in the second-largest producer of ethylene, and the third-largest producer of polyethylene in North America and a leading producer of ethylene oxide and its derivatives and high value-added specialty polymers.

The aforementioned statements relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, future global economic conditions, production capacity, competitive products and prices and other risks and uncertainties detailed in the company’s Securities and Exchange Commission filings. In addition, the information presented here is intended to be accurate as of this date. Forward-looking information is intended to reflect opinions as of this date; and, such information will not necessarily be updated by the Company.

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